Exhibit 2.1

Description of Securities

The following is a summary of the material terms of our securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). All references to the “Company,” “we,” “us,” “our” and “ZIM” refer to ZIM Integrated Shipping Services Ltd. Our Ordinary Shares, no par value (the “Ordinary Shares”) are the only type and class of securities of the Company that are registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. We are incorporated as a limited liability company under the laws of the State of Israel.

Type and Class of Securities

Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “ZIM”. Our authorized share capital consists of 350,000,001 Ordinary Shares, no par value, of which 120,465,908 Ordinary Shares were issued and outstanding as of December 31, 2025, and as of March 1, 2026. All of our outstanding Ordinary Shares have been validly issued, fully paid and are non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights.

Rights of our Ordinary Shares

The following description of our share capital and provisions of our articles of association are summaries and are qualified in their entirety by reference to the full text of the articles of association, which was filed as Exhibit 1.1 to the Company’s 2022 Annual Report on Form 20-F filed with the Securities and Exchange Commission on March 13, 2023.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. In accordance with the Israeli Companies Law 5759-1999, or the “Companies Law”, and our articles of association, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or the “Profit Test”, or we may distribute dividends that do not meet the Profit Test with court approval. In each case, we are only permitted to distribute a dividend if our Board of Directors determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. Pursuant to an amendment to the Companies Regulations (Reliefs for Companies whose Securities are Traded Outside of Israel), 2000, approved in March 2024, or the or the “Reliefs Regulations” we may conduct a distribution by means of a share buyback that does not meet the Profit Test, without requiring the court's approval, if several conditions are met.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Voting Rights

Pursuant to our articles of association, holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting. Our Ordinary Shares do not have cumulative voting rights for the election of directors.

Quorum

The necessary quorum for a general meeting of shareholders consists of two shareholders who together represent at least thirty-three and a third percent of the voting rights of our Ordinary Shares entitled to vote at the meeting, present in person or by proxy within half an hour from the time determined for the opening of the general meeting. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date, if so specified in the notice of the meeting. At the reconvened meeting, any single shareholder present in person or by proxy shall constitute a lawful quorum.

Shareholders’ Meeting and Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Under the Companies Law, certain actions require a special majority, including: (i) the approval of an extraordinary transaction with a controlling shareholder or with another person in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary), and (iii) approval of certain compensation-related matters.

Under the Companies law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our articles of association as extraordinary general meetings. Our Board of Directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our Board of Directors is required to convene an extraordinary general meeting upon the written request of (i) any two of our directors or one-quarter of the members of our Board of Directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power. One or more shareholder holding at least 1% of the voting rights in the general meeting is entitled to request the company’s Board of Directors to include a proposal on the agenda of a general meeting, provided that the proposal is appropriate to be discussed at a general meeting. Regulations promulgated under the Companies Law provide that such a request may be provided within three to seven days following the convening of the general meeting depending on the item. Pursuant to an amendment to the Reliefs Regulations, which applies to us, a shareholder who wishes to add an item to the agenda of a general meeting which entails the proposal of a candidate to serve as a director on the board of directors, may do so if such shareholders holds 5% or more of our voting rights (instead of 1%).

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the Board of Directors, which may be between four and 40 days prior to the date of the meeting (or 60 days prior to the date of the meeting pursuant to an amendment to the Reliefs Regulations, which applies to us).

Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;
•	appointment or termination of our independent auditors;
•	appointment of external directors (to the extent applicable);
•	approval of certain related party transactions;
•	increases or reductions of our authorized share capital;
•	a merger;
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the exercise of our board of director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

•	certain liquidation events.

The Companies Law requires that notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with directors or officers or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Companies Law, shareholders are not permitted to take action via written consent in lieu of a meeting.

Modification of Shareholders’ Rights

Under our articles of association, the alteration of the rights, privileges, preferences or obligations of any class of our shares (to the extent there are classes other than Ordinary Shares) requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting.

Transfer of Ordinary Shares

Our fully paid Ordinary Shares are issued in registered form and, subject to the limitations imposed by the Special State Share as detailed below, may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the Ordinary Shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Special State Share

When the State of Israel sold 100% of its interest in us in 2004 to Israel Corporation Ltd., we ceased to be a “mixed company” (as defined in the Israeli Government Companies Law, 5735-1975) and issued a Special State Share to the State of Israel whose terms were amended as part of the Company’s 2014 debt restructuring. The objectives underlying the Special State Share are to (i) safeguard our existence as an Israeli company, (ii) ensure our operating ability and transport capacity so as to enable the State of Israel to effectively access a minimal fleet in a time of emergency or for national security purposes and (iii) prevent parties hostile to the State of Israel or parties liable to harm the State of Israel’s vital interest in the Company or its foreign or security interests or its shipping relations with foreign countries, from having influence on our management. The key terms and conditions of the Special State Share include the following requirements:

•	We must be, at all times, a company incorporated and registered in Israel, with our headquarters and principal and registered office domiciled in Israel.
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Subject to certain exceptions, we must maintain a minimal fleet of 11 seaworthy vessels that are fully owned by us, either directly or indirectly through our subsidiaries, at least three of which must be capable of carrying general cargo. Subject to certain exceptions, any transfer of vessels in violation thereof shall be invalid unless approved in advance by the State of Israel pursuant to the mechanism set forth in our articles of association.

•	At least a majority of the members of our Board of Directors, including the chairperson of the board and our chief executive officer, must be Israeli citizens.
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The State of Israel must provide prior written consent for any holding or transfer or issuance of shares that confers possession of 35% or more of our issued share capital, or that provides control over us, including as a result of a voting agreement.

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Any transfer of shares that confers its owner with a holding of more than 24% but not more than 35% of our issued share capital will require an advance notice to the State of Israel which will include full details regarding the proposed transferor and transferee, the percentage of shares to be held by the transferee after the transfer and relevant details regarding the transaction, including voting agreements and agreements for the appointment of directors (if any). If the State of Israel shall be of the opinion that the transfer of shares may possibly harm the security interests of the State of Israel or any of its vital interests or that it has not received the relevant information for the purpose of reaching its decision, the State of Israel shall be entitled to serve notice, within 30 days, that it objects to the transfer, giving reason for its objection. In such circumstances, the party requesting the transfer may initiate proceedings in connection with this matter with the competent court, which will consider and rule on the matter.

•	The State of Israel must consent in writing to any winding-up, merger or spin-off, except for certain mergers with subsidiaries that would not impact the Special State Share or the minimal fleet.
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We must provide governance, operational and financial information to the State of Israel similar to information that we provide to our ordinary shareholders. In addition, we must provide the State of Israel with particular information related to our compliance with the terms of the Special State share and other information reasonably required to safeguard the State of Israel’s vital interests.

•	Any amendment, review or cancellation of the rights afforded to the State of Israel by the Special State Share must be approved in writing by the State of Israel prior to its effectiveness.

Other than the rights enumerated above, the Special State Share does not grant the State any voting or equity rights. The full provisions governing the rights of the Special State Share appear in our articles of association. We report to the State of Israel on an ongoing basis in accordance with the provisions of our articles of association. Certain asset transfer or sale transactions that in our opinion require approval, have received the approval of the State (either explicitly or implicitly by not objecting to our request).

Any change, including an amendment or a cancellation, of the provisions of our articles of association pertaining to the rights granted and/or attached to the Special State Share and to its holder, will not bind us, our shareholders or any third party without the prior written consent of the holder of the Special State Share.

Access to Corporate Records

Under the Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Changes in Capital

Our articles of association enable us to increase or reduce our share capital (subject to the provisions of our Special State Share). Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, certain transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Acquisitions under Israeli Law

Full tender offer

A person wishing to acquire shares or voting rights of a public Israeli company, who would, as a result, hold over 90% of the target company’s voting rights or issued and outstanding share capital (or of a certain class of shares thereof), is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders (or all of the holders of that certain class of shares), for the purchase of all of the issued and outstanding shares of the company (or of the applicable class of shares). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding shares of the company (or of the applicable class), and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class of shares), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law.

Upon a successful completion of such a full tender offer, any shareholder who had its shares so transferred regardless of whether such shareholder agreed to the tender offer, may, within six months from the date of acceptance of the full tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the tender offer document that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as aforementioned, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer.

If the full tender offer was not accepted, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer.

Shares acquired in contradiction of the full tender offer rules under the Israeli Companies Law will have no rights and will become dormant shares.

Special tender offer

The Israeli Companies Law provides that, subject to certain exceptions, an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition (i) the purchaser would become a holder of 25% or more of the voting rights in the company if there is no holder of 25% or more of the voting rights in the company or (ii) the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a holder of more than 45% of the voting rights in the company. These requirements do not apply, if, in general, the acquisition of the shares (i) was in a private placement that was approved by the company’s shareholders as a private placement whose purpose is to grant the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company, or as a private placement whose purpose is to grant the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was made by a holder of 25% or more of the voting rights in the company which resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company; or (iii) was made by a holder of more than 45% of the voting rights in the company which resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company.

A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the purchaser and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding shares held by the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or any other person acting on their behalf, including any such person’s relatives and entities under their control).

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or may abstain from expressing an opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith.

An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or the impairment of the chances of its acceptance, may be liable towards the potential purchaser and the target company’s shareholders for damages resulting from his or her acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer is accepted, then shareholders who did not respond to the special tender offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made.

Furthermore, if a special tender offer is accepted, then the purchaser or any person or entity controlling it at the time of the offer and any entity controlled by the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Shares acquired in contradiction of the special tender offer rules under the Companies Law will have no rights and will become dormant shares.

Merger

The Israeli Companies Law includes provisions that govern a merger transaction. Under the Israeli Companies Law, the board of directors of each company that is a party to the merger must approve the merger and, unless certain requirements described under the Israeli Companies Law are met, a simple majority of the outstanding shares of each party to the merger voting on the merger must approve the merger, and, in the case of the target company, also a majority of each class of its shares. The board of directors of a merging company, when considering if to approve a merger, is required to discuss and determine, taking into account the financial condition of the merging companies, whether in its opinion there exists a reasonable concern that, as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

For purposes of the shareholder vote of each party to a merger, unless a court rules otherwise, the merger will not be deemed approved if shares representing a majority of the voting power voting on the matter at the shareholders’ meeting (excluding abstentions) that are not held by the other party to the merger, or by any person or group of persons acting together who hold 25% or more of the voting power or the right to appoint 25% or more of the directors of the other party (or anyone acting on their behalf, including their relatives and entities under their control), vote against the merger.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such a petition to be granted, the court must find that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders of the company. If, however, the merger involves a merger with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs extraordinary transactions with controlling shareholders (as described under “Item 7B.— Related Party Transactions -- Disclosure of personal interests of a director or officer and approval of certain transactions”).

Under the Israeli Companies Law, each merging company must deliver the merger proposal to its secured creditors and inform its unsecured creditors of the merger proposal and its content.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging companies, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date on which the required proposals for approval of the merger were filed by each merging party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each merging company.